EXHIBIT 23

Consent of Coopers & Lybrand L.L.P., independent auditors of Financial Security Assurance Inc. ("Financial Security") with respect to the incorporation by reference in the Registrant's Prospectus Supplement dated April 21, 1997, relating to the Mortgage Pass-Through Certificates, Series 1997-S5, of (a) their report dated January 24, 1997 on the audit by Coopers & Lybrand, L.L.P. of the consolidated financial statements of Financial Security and its subsidiaries as of December 31, 1996 and 1995 and for each of the three year in the period ended December 31, 1996 and (b) with respect to the reference to their firm under the caption "Experts."

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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement dated April 21, 1997 (to the Prospectus dated June 21, 1996) of Residential Funding Mortgage Securities I, Inc. relating to Mortgage Pass-Through Certificates, Series 1997-S5 of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."







                                       COOPERS & LYBRAND L.L.P.

New York, New York
April 21, 1997